EXHIBIT 10.1

BUILDING LEASE

1.	BASIC TERMS

This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Date of Lease: March 5, 2015.

1.2.	Landlord: Butler North, LLC, a Minnesota limited liability company

1.3.	Tenant: QUMU Corporation, a Minnesota corporation

1.4.
Premises: Approximately 17,216 rentable square feet, located on the 3rd floor of the Building, as depicted in Exhibit B included in the Landlord’s Work (as defined in Exhibit C hereto) to be constructed pursuant to the terms of this Lease.

1.5.	Property: 510 - 1st Avenue North, Minneapolis, MN 55403, legally described in Exhibit A attached hereto (“Building or Property”).

1.6.
Lease Term: Eighty nine (89) months (the “Term”), commencing on the Commencement Date as defined herein and ending on the last day of the 89th month after the calendar month containing the Commencement Date unless sooner terminated as provided in this Lease (the “Expiration Date”), subject to any Renewal Terms as provided in Section 2.2. Commencement Date shall be the later of (a) delivery of the Premises to Tenant with Landlord’s Work Substantially Completed (as defined in Section 1.12 below) or (b) August 1, 2015. Landlord and Tenant acknowledge that Landlord intends to deliver the Premises on, or before August 1, 2015 (“Delivery Date”). Landlord shall have the right to extend the Delivery Date by up to sixty (60) days provided that Landlord gives written notice of such extension to Tenant, on or before June 1, 2015. In the event that the Premises are not delivered to Tenant on or before the Delivery Date (as extended, if applicable), Tenant shall have the right to provide written notice to Landlord granting a subsequent extension to Landlord in exchange for two (2) days of free rent for each date that the Delivery Date is delayed.

1.7.
Rent Commencement Date: Tenant’s obligation to pay Base Rent (as hereinafter defined) and Additional Rent (as hereinafter defined) under this Lease shall not commence until the first day of the sixth month following the Commencement Date as defined above in Section 1.6.

1.8.	Permitted Uses: (See Section 4): General office use.

1.9.	Brokers: (See Section 23; if none, so state)

(A) Tenant’s Broker: AREA Minneapolis, LLC (B) Landlord’s Broker: Swervo Management Division, LLC.

1.10.	Base Rent: Base Rent payable annually pursuant to the attached Exhibit D.

1.11.	Exhibits A-H are attached hereto and made a part of this Lease.

1.12.
“Substantially Completed” shall mean that Landlord shall have delivered to Tenant and Tenant shall have accepted vacant possession of the Premises with Landlord’s Work fully and finally complete in accordance with Exhibit C, subject only to a reasonable punch-list of items which can reasonably be expected to be completed within forty-five (45) days and which will not materially interfere with Tenant’s possession of the Premises and which, in the aggregate, are minor in character and will not materially interfere with Tenant’s Occupancy, except to a de minimus degree, and Landlord shall have secured all permits and consents necessary to permit Tenant to occupy the Premises in accordance with the terms herein.

1.13.
“Tenant’s Pro Rata Share” shall mean the quotient of the number of rentable square feet of the Premises divided by the number of rentable square feet of the Building. To the extent that the rentable square feet of the Building shall increase (or decrease) or the rentable square footage of the Premises shall increase or decrease pursuant to Tenant’s rights hereunder to expand or contract the Premises, the Tenant’s Pro Rata Share shall be adjusted as of the date of such change. Landlord represents that the Building includes approximately 128,204 rentable square feet in the Building as of the Commencement Date as contemplated herein. Tenant’s Pro Rata Share is 13.4% subject to adjustment in accordance with the terms of this Lease. Landlord shall not change the methodology of measurement of the Building during the term herein.

1.14.	“Landlord’s Work” is defined on Exhibit C-1 annexed hereto.

1.15.	“Tenant Improvement Work” is defined on Exhibit C annexed hereto.

2.	LEASE OF PREMISES; RENT

2.1.	Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2.
Renewal Term. Provided that this Lease is in full force and effect and Tenant is not in default under the terms hereof, with the giving of notice and time to cure expired, and more than fifty percent (50%) of the Premises are occupied by the Tenant named herein or a Related Entity, as defined below, Landlord hereby grants to Tenant the option to extend the Initial Term of this Lease (the “Renewal Option”) on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for one period of five (5) years (“Renewal Term”). The Initial Term, as extended by the Renewal Term is herein referred to

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as the Lease Term. In order to exercise the Renewal Option, Tenant must give Landlord written notice thereof not less than twelve months prior to the Expiration Date of the Term.

The annual Base Rent for the Premises during the Renewal Term shall be the then prevailing market rental rates all relevant factors considered.

For purposes hereof, “prevailing market rental rates” shall mean the base rent, including escalations, which a third party (not a renewing tenant or a tenant already in occupancy of the Premises) would pay to lease the Premises for the period of the Renewal Term, considering (i) a tenant taking possession of the Premises with the existing improvements and betterments in place, as of the date of the Renewal Term, and (ii) a brokerage commission to the extent required to be paid under the agreement by, and between, Landlord and Broker.

Landlord shall notify Tenant of the proposed prevailing market rental rate within fifteen (15) days of Tenant’s notice of renewal. If Tenant disputes Landlord’s proposed rate, then Tenant shall, at Tenant’s option, to be exercised within thirty (30) days following Tenant’s receipt of the proposed prevailing market rental rate, either (a) withdraw its notice of renewal or (b) elect to have the prevailing market rental rate determined pursuant to Section 24.14.

2.3.
Types of Rental Payments. Commencing on the Rent Commencement Date, Tenant shall pay rents of (a) Annual Base Rent (as set forth in Section 1.10 hereof), payable in monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease (“Base Rent”); (b) Common Area Maintenance (“CAM”), Taxes, Insurance and such other charges for services that Tenant may request or Landlord may incur, as provided in Sections 2.7, 3 and 10 herein that become due during the Term (“Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent is not paid within ten (10) days of the date when due, Tenant shall pay a late charge of five (5%) percent of the moneys due (the “Late Charge”). Notwithstanding the foregoing, no more than once in each calendar year, Landlord shall waive the Late Charge if Tenant pays Rent within five (5) days following written notice from Landlord that such Rent was not received as required by this Section. The Base Rent and Additional Rent shall collectively be referred to as “Rent”, and shall be payable to Butler North, LLC, 510 - 1st Ave. No. #600, Minneapolis, MN 55403 (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the” Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing. In the event that any Rental shall be billed to Tenant other than on a monthly basis, Tenant shall have thirty (30) days from the date of receipt of the invoice therefore to pay the amount of said invoice. For purposes hereof, Rent, as of the Rent Commencement Date, shall equal the sum of $14.75 per square foot for Base Rent and (ii) Additional Rent as set forth in Articles 2.7, 3 and 10 below.

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2.4.
Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and either Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis.

2.5.
Early Termination. Provided Tenant is not then in default hereunder, with the giving of notice and opportunity to cure expired, Tenant shall have a one-time right to terminate the Lease on January 1, 2021 (“Early Termination Date”) by providing written notice of the intended termination on or before December 31, 2019. Should Tenant elect to exercise its right of early termination on the Early Termination Date, Tenant will repay 100% of the unamortized transaction costs (“Surrender Payment”). The Surrender Payment shall be equal to the sum of (x) the unamortized Tenant Allowance and Additional Allowance (as defined in Exhibit C hereto), if any, (y) the unamortized abated Base Rent and Additional Rent, and (z) unamortized brokerage commissions. Amortization shall be on a straight line basis from December 1, 2015 to the Expiration Date using an 8.00% interest rate. In addition, Tenant shall pay on the Early Termination Date any delinquent Rent and cure any defaults hereunder.

2.6.	Right of First Refusal.

2.6.1.
Right of First Refusal. Before Landlord enters into a lease for Additional Space located on Floor 3 with a third party, Landlord shall provide Tenant with a statement of the material terms of the transaction for such Additional Space executed by Landlord, which statement shall represent that the terms therein are reflected in a letter of intent or an exchange of correspondence with a bona fide potential tenant (“Term Sheet”); and Tenant may, within ten (10) days of receipt of the Term Sheet, have the right to accept the Additional Space on the same terms and conditions as set forth in the Term Sheet. Any dollar amount of any concessions contained within the Term Sheetshall be adjusted proportionately to reflect any differences in the term compared to the term indicated in this Lease. In the event that Tenant does not exercise its right of first refusal and the Additional Space is not leased pursuant to the Term Sheet to said proposed tenant within three months of the date Tenant elects not to lease the Additional Space, Tenant shall have the same rights hereunder as if the Additional Space had not been initially offered to Tenant.

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2.6.2.	Renewal. In addition to its rights above, Tenant shall extend the Lease Term with respect to the Additional Space or Additional Spaces in accordance with the terms of Section 2.2.

2.7.
Common Area Maintenance. Tenant shall pay its pro-rata share of common area maintenance costs (“CAM”), real estate taxes (as defined in Section 3), property insurance (as defined in Section 10.1), repairs and maintenance and a management fee (not to exceed five percent (5%) of Tenant’s Rent collected for the applicable calendar year), cleaning, security, all utilities not individually metered and any other operating expenses related to the customary, day to day operation of the Building.

CAM shall include the actual amount (without profit or “mark up” by Landlord or any affiliate of Landlord) of all necessary, competitive and reasonable costs and expenses, without duplication, actually incurred by Landlord in operating and maintaining the Building (including amenities) in an appropriate manner commensurate with good business practice, including all costs and expenses reasonably and actually incurred by Landlord in repairing, lighting, cleaning and maintaining the Property and in clearing, treating and/or removing snow, ice and debris therefrom. Notwithstanding the foregoing, in no event will CAM include any of the following:

(a)
Costs attributable to seeking and obtaining new tenants as well as retaining existing tenants including, but not limited to, advertising, brokerage commissions, architectural, engineering, attorney’s fees, renovations and capital improvements;

(b)	Costs attributable to enforcing leases against tenants in the Property including, but not limited to, attorney’s fees, court costs, adverse judgments and similar expenses;

(c)	Costs that are reimbursable to the Landlord by tenants as a result of provisions contained in their specific leases including, but not limited to, excessive use of utilities;

(d)	All items and services for which tenants reimburse the Landlord or pay third persons or which the Landlord provides selectively to one or more tenants without reimbursement;

(e)	Repairs and maintenance performed in another tenant’s exclusive space and not in the Common Areas;

(f)	Depreciation and amortization of debt;

(g)	Costs incurred due to violations by the Landlord of any of the terms and conditions of any leases in the Property;

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(h)
Overhead and profit paid to subsidiaries or affiliates of the Landlord for management services or materials to the extent that the cost of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis;

(i)	Interest on any mortgages of Landlord and rental under any ground or underlying lease;

(j)
Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services not affixed to the building;

(k)	Repairs and other work occasioned by fire, windstorm or other casualty for which Landlord is reimbursed by insurance that was, or was required to be, carried under this Lease;

(l)	Costs of removal, encapsulation, remediation or abatement of Hazardous Materials or compliance with ADA in the Property or any leasable space;

(m)	Any fines or penalties incurred due to violations by Landlord of any governmental rule or authority;

(n)	Wages, salaries or other compensation paid to any executive employees above the grade of property manager;

(o)	The costs of correcting any code violations;

(p)	Costs attributable to repairing items that are covered by warranties.

(q)
Costs of repairing, replacing or otherwise correcting defects (but not the costs of repair for normal wear and tear) in the construction of the Building or such tenant improvements for which Landlord is responsible.

(r)
Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges.

(s)	Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord in the Building;

(t)	The rent for Landlord’s on-site leasing office or property management office;

(u)	Increased insurance premiums caused by Landlord’s or any other tenants hazardous acts or additional costs incurred by reason of a particular use of

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the Building by other tenants or occupants or by reason of additional security required due to the character or nature of such occupants;

(v)	Consulting costs and expenses paid by Landlord;

(w)
Costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles, other than those newly required by the government or that actually reduce operating expenses to the extent of such reduction as reasonably projected by Landlord.

If the Property is not fully occupied at any time during the initial Lease Year, Landlord shall reasonably adjust those elements of CAM which vary with occupancy in the Property for such Lease Year, employing sound accounting and management principles consistent with the terms of this Lease, to the amount of CAM that would have been incurred had the Property been 95% occupied for the entire Lease Year; provided, however, that in no event shall the adjustments under this paragraph permit Landlord to collect from all tenants in the Property, as Additional Rent, more than one hundred percent (100%) of CAM paid or incurred by Landlord for such adjusted items.

Within one hundred twenty (120) days after the end of each calendar year, Landlord shall provide Tenant with a detailed statement setting forth all CAM costs, including Taxes and any other Additional Rent, for the preceding calendar year (“Annual CAM Charges Statement”). For a period of six (6) months after Landlord delivers such statement to Tenant, Tenant or its representative shall have the right to audit Landlord’s books and records related to CAM, Taxes and Insurance and Landlord shall make such records available to Tenant or its representative for review and copying, at no cost to Tenant. In the event of an overcharge, Landlord shall immediately reimburse Tenant the amount of the overcharge along with interest at the rate of 4% over the prime rate published by Citibank N.A. and in the event the overcharge exceeds five percent (5%), Landlord shall reimburse Tenant for the reasonable cost of the audit.

Landlord shall operate, maintain and repair the Common Areas and the Property or cause the same to be done in a manner so as to maintain the Property in good, first class order, repair and condition.

2.8.
Lease Amendment. Upon the agreement of the Landlord and Tenant to increase the Premises in accordance with the terms within Section 2.6 of this Lease, the parties shall execute an amendment to the Lease reflecting the adjustment to the Premises.

2.9.
Delayed Delivery of a Portion of the Leased Premises. Landlord and Tenant acknowledge that a portion of the Premises, shown as spaces 3034 (storage space) and 3035 (Board Room), consisting of approximately 742 square feet (the

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“Delayed Premises”) on the design development plans created by Studio Hive and dated February 26, 2015 (“Tenant Plans”) will not be available for Tenant’s occupancy by the Commencement Date. As a result, portions of the Premises will need to be reconfigured post-occupancy and the provisions of this Section 2.9 shall apply.

2.9.1.	Delivery of Delayed Premises. Landlord acknowledges that the Delayed Premises shall be delivered to Tenant no later than September 1, 2016 (“Delayed Premises Delivery Date”).

2.9.2.
Improvement of the Delayed Premises. Prior to the Delayed Premises Delivery Date, Landlord shall, at its sole cost and expense, construct and deliver the Delayed Premises in accordance with the Tenant Plans (as the same may be amended or revised).

2.9.3.
Rent for the Delayed Premises. Tenant shall have no obligation to pay Base Rent or Additional Rent (including, but not limited to CAM, taxes, insurance, etc.) for the Delayed Premises until Tenant accepts and takes occupancy of the Delayed Premises.

2.9.4.
Temporary Space. From the Commencement Date, until the delivery of the Delayed Premises, Tenant shall have the right to use and occupy the executive board room at 510 Marquette free of charge for up to one (1) meeting per month during and after normal business hours.

3.	TAXES

3.1.
Tenant agrees to pay as Additional Rent for the Premises, its Pro Rata Share of (i) subject to the terms herein, all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income, franchise taxes), whether general, special, ordinary or extraordinary, due at any time, or from time to time during the Term, and any renewals or extensions thereof, in connection with the ownership, leasing or operation of the Premises, or of the personal property and equipment located therein (provided same are used solely for the operation and management of the common areas of the Property) or used in connection therewith, and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Premises (the “Taxes”). All such Taxes shall be paid with CAM, with one-twelfth (1/12) of the annual amount of Taxes paid monthly. The Taxes for the first and last years of the Term will be appropriately prorated. If any special assessments levied against the Premises are payable in installments, Tenant shall be responsible only for those installments that are due and payable during the Term. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year, rather than taxes that are assessed or become a lien or accrue during such year. Tenant, at its cost and expense, shall have the right to contest the Taxes levied against the Leased Premises or the valuation assessed there-against, through the commencement of appropriate proceedings (herein “Tax Contest”). Landlord

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shall cooperate with Tenant in prosecuting any Tax Contest and shall execute any documents reasonably requested by Tenant. Notwithstanding the above, at the reasonable request of Tenant, Landlord shall commence a Tax Contest and shall include the reasonable cost thereof in Taxes.

4.	USE OF PREMISES

4.1.
Use of Premises. The Premises shall be used for the purpose(s) set forth in Section 1.8 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to the Property or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies, including any covenant, condition or restriction affecting the Property in place as of the date hereof; (d) exceed the load bearing capacity of the floor of the Premises; or (e) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property, provided nothing herein shall limit Tenant’s ability to use the Premises as contemplated herein.

4.2.
Signage. Landlord shall install building standard directory signage at Landlord’s sole cost and expense where applicable, any subsequent requested changes by Tenant shall be at Tenant’s sole cost. Landlord will allow Tenant, at Tenant’s expense, to place logo suite signage adjacent to the entrance to Tenant’s Premises as well as signage on the suite entry glass.

4.3.
Building Access. Tenant shall have access to the Building and the Premises at all times during the term of this Lease. Landlord shall issue to Tenant up to 75 access cards as requested by Tenant, all at Tenant’s cost. Landlord shall further provide that access to each floor of the Building may be controlled by programming the cards provided to Tenant by Landlord and the security systems installed by Landlord. Landlord shall provide any replacement cards at Tenant’s cost, in an amount equal to Landlord’s out-of-pocket cost.

5.	CONDITION AND DELIVERY OF PREMISES

5.1.
Condition of Premises. Landlord shall deliver the completed Premises to Tenant in the condition substantially consistent with the Lease Exhibit C as may be revised or amended by agreement between Tenant and Landlord, subject to the “punch list” items (all as hereinafter defined and further described in Exhibit E hereto). Except as otherwise expressly provided in this Lease or Exhibit C, Landlord shall not be obligated to make any repairs, replacements or improvements of any kind or nature to the Premises in connection with, or in consideration of, this Lease.

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5.2.	Certificate of Occupancy. To the extent necessary, Landlord shall secure a Certificate of Occupancy for the Premises in accordance with the Work Letter.

6.	SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES

6.1.
Subordination. Provided that Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement duly executed by the holder of any mortgage or deed of trust or the landlord pursuant to any ground lease, this Lease shall be subject and subordinate at all times to all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Property are situated and to any mortgage or deed of trust which may now exist or be placed upon the Property, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items, which is specified as security. Specifically, Tenant agrees that 1) this Lease is subordinate to the lien created by a mortgage granted in favor of lender hereafter determined (“Lender”); 2) it attorns to Lender with such attornment effective upon Lender’s acquisition of the Property; 3) to execute such further evidence of attornment as Lender may request from time to time; and 4) tenancy of the Tenant shall not be terminated by foreclosure. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, provided that the relevant parties execute a subordination, nondisturbance and attornment agreement substantially in the form annexed hereto as Exhibit F.

6.2.
Estoppel Certificates. Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord and reasonably acceptable to Tenant. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property.

6.3.
Transfer by Landlord. After the Commencement Date, in the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest with respect thereto and agrees to attorn to such successor, provided such successor shall agree to assume Landlord’s liabilities hereunder.

6.4.
Financial Statements. Tenant will, within fourteen (14) days of notice or request by Landlord or Landlord’s mortgagee, provide its most recent audited financial statements, if available, and its most recent year end statements. Tenant shall prepare pro forma financial statements, not more than annually, provided that said

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statements shall be compilations and provided, further, that Tenant may request that any party reviewing such statements execute a confidentiality agreement agreeing to keep such information confidential in accordance with the terms of the agreement.

7.	QUIET ENJOYMENT

Subject to the provisions of this Lease, Tenant shall not be disturbed in its possession of the Premises by Landlord or any other person lawfully claiming by, through or under Landlord. This covenant shall be construed as a covenant running with the Property and a personal covenant of Landlord. Tenant has been informed of and acknowledges that there will be bar/restaurant/nightclubs on the main floor of the Building that may play amplified music after 6:00 pm on weekdays and on weekends. Landlord shall not permit the occupants of the bar/restaurant/nightclub space to play amplified music inside the Premises or in the Building before 6:00 pm on weekdays. Landlord acknowledges that the covenant of quiet enjoyment outlined in this Section is an important inducement to Tenant’s entering into this Lease. Notwithstanding any other provision in this Lease, Tenant shall promptly notify Landlord of any noise violation and Landlord shall act to immediately correct such noise violation.

8.	ASSIGNMENT, SUBLETTING AND MORTGAGING

8.1.
Prohibition. Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant’s reputation and creditworthiness and upon the operation of the Premises by Tenant for the particular use set forth in Section 4 above (provided, however, that nothing herein shall obligate Tenant to operate continuously a business within the Premises, subject, however, to Tenant’s continuing obligation to pay Rent as required hereunder); therefore, Tenant shall not whether voluntarily, or by operation of law, or otherwise (a) assign or otherwise transfer this Lease, (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant, or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may be given or withheld in Landlord’s reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee or sublessee executes and delivers to Landlord an agreement assuming the obligations of the Tenant under the Lease to the extent set forth in the assignment or sublease and further acknowledging that in the event of a sublease, the sublease is subordinate to the Lease and, in the event of an assignment, the assignment does not, without the written consent of the Landlord, modify or release any of the obligations of the Tenant under the Lease. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord’s written approval shall be required in all such instances. Any consent by Landlord to any sublease shall not

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be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

Notwithstanding any provisions to the contrary contained in this Lease, this Lease may be assigned, or the Premises may sublet or license in whole or in part, without the consent of Landlord, to any corporation into or with which Tenant may be merged or consolidated or to any corporation or other entity which shall be a subsidiary, parent or successor of Tenant, or of a corporation which may be merged or consolidated into or with Tenant or which Tenant shall control, directly or indirectly (“Related Entity” or “Affiliate”). Under no circumstances shall a sale of a majority or more of the common stock of Tenant or its parent be deemed an assignment pursuant to the terms and provisions of this Lease. Additionally, the public sale or transfer of the common stock of Tenant or its parent shall not constitute an assignment under this Lease. For purposes herein, a Related Entity shall have the same rights as the Tenant hereunder as if the Related Entity were the original Tenant.

Tenant may, on notice to Landlord, license a portion of its Premises for use by those entities with whom Tenant is doing business, including, without limitation, clients, joint venturers or strategic partners.

For purpose of this section a “subsidiary” or “affiliate” or “successor” of Tenant shall mean the following:

(a)	A “subsidiary” shall mean any corporation not less than 50% of whose outstanding stock shall, at the time, be owned directly or indirectly by Tenant or its parent.

(b)	A “successor” of Tenant shall mean:

(i)
A corporation in which or with which Tenant, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or created by such consolidation are assumed by the corporation surviving such merger or created by such consolidation, or

(ii)	A corporation or other entity acquiring this Lease and the Term hereby demised and a substantial portion of the property and assets of the Tenant, its corporate successors or assigns, or

(iii)	A corporation or other entity acquiring a majority or more of the issued and outstanding stock of Tenant.

8.2.	Rights of Landlord. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or

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not in violation of this Lease, Landlord may, without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. Landlord may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 8.

8.3.
Sublet and Assignment.  In the event Tenant wishes to sublet or assign the Lease to an entity which requires the consent of Landlord, Tenant shall provide Landlord with the material terms of the proposed conveyance along with reasonable financial information and description of the transferee.  Landlord shall advise Tenant, in writing, within ten (10) days of receipt of such information of its consent, or, if Landlord shall withhold consent, advise Tenant, in writing of the basis for withholding such consent.  No sublease or assignment shall relieve Tenant of its obligations under this Lease, unless explicitly set forth in the consent of the Landlord.  Notwithstanding anything herein to the contrary, in no event shall a sublease of a portion of the Premises relieve the Tenant of its obligations under the Lease without the explicit, written consent of the Landlord.  Tenant shall pay to Landlord, when received by Tenant, one -half of any rent or other payments received by Tenant under any sublease to an unrelated or unaffiliated entity which exceeds the Rent payable by Tenant for the space subleased, net of any expenses of Tenant incurred in connection with the sublease.

9.	COMPLIANCE WITH LAWS

9.1.
Compliance with Laws. As of the Commencement Date and thereafter, Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions pertaining thereto (collectively, “Laws”) pertaining to the Premises or Tenant’s use thereof, including, without limitation, any restrictions of record affecting the Property (copies of which have been delivered to Tenant), any and all laws pertaining to Hazardous Materials (as hereinafter defined) or which otherwise deal with or relate to air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind (collectively, “Environmental Laws”) and the Americans with Disabilities Act, 42 U.S.C. §§ 12101-12213, whether or not any of the foregoing were in effect at the time of the execution of this Lease. Tenant warrants that it will use reasonable efforts to provide that the Premises will, on the Commencement Date, comply with all Laws, including the Americans with Disabilities Act, solely with respect to the work undertaken by Tenant. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain in good standing such license or permit. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any law or requirement of any governmental or administrative authority with respect to the Premises or the use or occupation thereof. Landlord shall, without cost to Tenant, cooperate with Tenant in such compliance and with securing any licenses, permits or consents. Tenant shall not be responsible for compliance with Laws to the extent that such

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compliance pertains to Landlord’s Work or those elements of the Building for which Landlord is responsible.

As of the Commencement Date and thereafter, Landlord shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions pertaining thereto (collectively, “Laws”) pertaining to the Building in which the Premises is located, including, without limitation, any restrictions of record affecting the Building, any and all laws pertaining to Hazardous Materials (as hereinafter defined) or which otherwise deal with or relate to air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind (collectively, “Environmental Laws”) and the Americans with Disabilities Act, 42 U.S.C. §§ 12101-12213, whether or not any of the foregoing were in effect at the time of the execution of this Lease. Landlord represents and warrants to Tenant that the Building and the Landlord’s Work will comply with all such Laws and other laws; and, to the extent that further compliance shall be required subsequent to the Commencement Date, Landlord, at its sole cost and expense, shall undertake such compliance without including costs thereof in CAM, subject to Section 2.7(a).

9.2.
Hazardous Materials. Landlord represents and warrants that as of the Commencement Date, the Building and Premises will be in compliance with all Environmental Laws and free of all Hazardous Material; or, if the Building does contain Hazardous Materials, such materials shall be encapsulated or otherwise treated in compliance with all applicable laws and sound industry practice as defined by the Minnesota Pollution Control Agency. Notwithstanding the above, Landlord shall remove all Hazardous Materials and mold and any other substances which could be harmful to Tenant’s employees from the Premises. If during the Term (or any extension thereof) any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises by Tenant: (i) Tenant shall, at its own cost, at all times comply (and cause its employees, agents and contractors to comply) with all laws (federal, state or local) relating to Hazardous Materials, including, but not limited to, all Environmental Laws, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to enter the Premises upon prior notice to Tenant and/or conduct appropriate tests for the purposes of ascertaining Tenant compliance with all applicable laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on,

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at, in or from the Premises, the Property or any portion thereof; and (iv) upon reasonable written request by Landlord or Agent, Tenant shall provide Landlord with the results of appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable laws, rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from the Property or any portion thereof. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate any release of Hazardous Materials caused, contributed to or created by (i) Tenant or any of Tenant’s officers, directors, business invitees, agents, employees, contractors or representatives (“Tenant’s Parties”) at its sole expense during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Environmental Laws and to the reasonable satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, which were caused or created by Tenant or any of Tenant’s Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term “Hazardous Materials” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not air-borne) which is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant which is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or to the environment, and which is or becomes regulated by any Environmental Law.

To the best of Landlord’s knowledge, Landlord warrants and represents that, as of the date of this Lease, the Premises will be free from all hazardous materials and mold. Landlord shall indemnify and hold Tenant harmless from and against any and all claims, actions, damages, suits, costs and expenses (including attorney’s fees) that may arise from Landlord’s breach of the foregoing warranty and representation, or that may arise from any occurrence of hazardous material and mold in the Premises or building not caused by Tenant.

10.	INSURANCE

10.1.
Landlord Insurance. Landlord shall maintain (a) “all-risk” property insurance covering the Premises (at its full replacement cost), but excluding Tenant’s Property, and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and

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otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance (collectively, “Landlord’s Policies”), all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

10.2.
Tenant Insurance. Tenant shall purchase at its own expense and keep in force during this Lease a policy or policies of (i) “All-risk” property insurance covering Tenant’s Property (and otherwise resulting from any acts or operations of Tenant); (ii) commercial general liability insurance, including personal injury and property damage, in the amount of not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and Property; and (iii) business interruption coverage. Said policies shall (a) name Landlord and any party holding an interest to which this Lease may be subordinated as additional insureds; (b) be issued by an insurance company with a Best rating of A-VII or better and licensed to do business in the state in which the Property is located; (c) provide that said insurance shall not be canceled or materially modified unless the insurer endeavors to provide thirty (30) days’ prior written notice to Landlord; (d) provide coverage on an occurrence basis; (e) contain a severability of insured parties provision and a cross liability endorsement; (f) be primary, not contributing with, and not in excess of coverage which Landlord may carry; (g) include a fire endorsement. Certificate of Insurance evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least thirty (30) days prior to the expiration of said insurance.

10.3.
Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other (a) damages for injury to or death of persons, (b) damages to property, (c) damages to the Premises or any part thereof or (d) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

11.	ALTERATIONS

11.1.
Procedural Requirements. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord in each instance, except that no consent shall be required if the

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proposed Alterations are nonstructural Alterations of a purely decorative or cosmetic nature that do not require a building permit and cost less than $75,000.00. Landlord’s consent to Alterations shall not be unreasonably withheld, conditioned or delayed provided that: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air- conditioning (“HVAC”), sanitary and other service systems of the Property shall not be adversely affected; (d) the Alterations have no adverse effect on the Property; (e) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease including compliance with the Americans with Disabilities Act; and (g) Tenant shall have provided Landlord with reasonably detailed plans (the “Plans”) for such Alterations in advance of requesting Landlord’s consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord’s written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval. Tenant shall reimburse Landlord for all out-of-pocket costs reasonably incurred by Landlord in reviewing Tenant’s plans and specifications for Alterations, not to exceed $2,000.00 for the Alterations proposed at any one time, except that Landlord shall impose no charge for review of plans in connection with Tenant’s initial work. After obtaining Landlord’s approval to the Alterations, Tenant shall give Landlord at least five (5) days’ prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of commencement of construction, non-responsibility or the like, at the Premises. Landlord shall provide Tenant with a consent or detailed statement withholding such consent within ten (10) business days of receipt of Tenant’s request therefore. In the event Tenant does not receive a writing consenting to such Alterations or withholding such consent within such ten (10) day period, Landlord shall be deemed to have consented to Tenant’s request. Landlord shall have three (3) business days to respond to any subsequent requests for consent based upon a prior communication received by Tenant from Landlord with respect to the same Alterations.

11.2.
Performance of Alterations. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, restrictions of record affecting the Property including the Americans with Disabilities Act. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with “as built” plans, and governmental permits. Tenant shall have the

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right to have its general contractor construct Tenant improvements and alterations, subject to Landlord’s approval of the general contractor.

11.3.
Lien Prohibition. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises, the Property, or Tenant’s leasehold estate. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after Tenant receives notice of the filing, or Tenant may procure (for Landlord’s benefit), a bond or other protection against any such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, after written notice to Tenant, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all reasonable costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3 below, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any reasonable costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property, provided Tenant has not posted such bond within the thirty day period.

12.	LANDLORD’S AND TENANT’S PROPERTY

12.1.
Landlord’s Property. Subject to Section 12.2 below, the Landlord’s Work and all permanent fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent, which shall not be unreasonably withheld: any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

12.2.
Tenant’s Property. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof.

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At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property, and Tenant shall repair any damage to the Premises or the Property resulting from any installation and/or removal of Tenant’s Property. Any other items of Tenant’s Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, shall be deemed to have been abandoned, and in such case, such items shall be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

13.	REPAIRS AND MAINTENANCE

13.1.
Tenant shall, at its expense, throughout the Term, maintain and preserve, in first class condition, (subject to normal and customary wear and tear), non-structural portions of the Premises and the fixtures and appurtenances therein. Landlord, at its sole cost and expense, shall maintain and preserve in first class condition (subject to customary wear and tear, but subject to sound maintenance practices) any structural elements and latent or construction defects in the Building. The cost of maintaining the heating and air conditioning systems serving the Building and Premises shall be included in CAM.

13.2.
Landlord shall maintain the Building and the common areas, including all Building systems, in first class, operating order and shall operate the Building in conformity with the standards of an office building within the City of Minneapolis, MN.

14.	SERVICES

14.1.
Heating, Ventilation and Air Conditioning. As a part of Tenant’s CAM, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) in season as required for Tenant’s comfort, use and occupancy from 7:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday. The utility costs for the HVAC shall be included in CAM. After hours HVAC will be made available at an additional cost. Tenant may install such supplementary air conditioning systems as it may deem necessary for the conduct of its business within the Premises, at its cost and expense; and, Landlord shall cooperate with Tenant in connection therewith, which cooperation shall include providing Tenant with such condenser water, if applicable, utility connections and accommodations as Tenant may request at Tenant’s cost. Tenant’s supplementary air conditioning units shall be separately metered and the electricity therefore shall be paid directly by Tenant.

14.2.
Other Utilities. Tenant to pay for all electricity, telephone service and other services and utilities if separately metered for or supplied to the Premises. If Landlord determines to separately meter the electrical system serving the Premises and charges Tenant for the cost of such electricity, the cost thereof shall

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be deducted from CAM. If Landlord elects to install meters, Landlord shall pay for same and if Tenant elects to install meters, Tenant shall pay for same.

14.3.
Cleaning. As part of Tenant’s CAM, Landlord shall clean Tenant’s Premises no less than five (5) days per week, days pursuant to typical Class “A” building in accordance with the cleaning specifications set forth on Exhibit G.

14.4.
Building Security. As part of Tenant’s CAM, Landlord shall provide building security in a manner consistent with a first class office building, provided that Landlord shall not be required to staff the lobby with a full time attendant. Landlord shall maintain a controlled access system to the Building and shall modify the elevator panels serving the Premises to enable Tenant to restrict access to such floors of the Building. Landlord shall implement such Building Security as Tenant and Landlord shall reasonably determine.

14.5.
Other Services. Tenant shall have the right to cause to be installed such communications equipment and wiring (“IT Materials”) as Tenant may reasonably determine provided that Tenant shall install such IT Materials at its cost and expense, subject to Landlord’s reasonable consent as provided above. Tenant may have access to the entire Building for the purposes of installing IT Materials.

15.	INVOLUNTARY CESSATION OF SERVICES

Except for the negligent acts or omissions of Landlord, its employees, agents or contractors, (x) Landlord shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s reasonable control and (y) no such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent. Notwithstanding the above, in the event Tenant is unable to use a material portion of the Premises for more than five (5) business days, due to no fault of Tenant, the Base Rent hereunder shall abate proportionately from and after the fourth business day until such time as Tenant is again able to enjoy peaceful use and possession of the Premises.

16.	LANDLORD’S RIGHTS

Landlord and its agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice, not less than forty eight (48) hours (except in the event of emergency) (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations and improvements in or to the Premises and/or in or to the Property or its facilities and equipment as Landlord is required or desires to make (provided, however, that in the event Landlord makes such

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repairs alterations, additions and improvements, it shall restore the Premises to its condition prior to undertaking such work). Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant’s covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to avoid interference with Tenant’s business operations and Tenant’s occupancy and use of the Premises and Landlord shall use commercially reasonable efforts to complete the work during non-business hours. During the period of six (6) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in monetary default under this Lease beyond any applicable notice and cure period), Landlord and its agents may exhibit the Premises to prospective tenants, on no less than twenty-four hours prior notice to Tenant.

17.	NON-LIABILITY AND INDEMNIFICATION

17.1.
Non-Liability. Except as provided in Section 17.2.2, Landlord or its affiliates, owners, partners, directors, officers, agents and employees shall not be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as provided in Section 17.2.2, Landlord, or its respective members, partners, directors, officers, agents and employees shall not be liable (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) any latent defect in the Premises or the Property; (d) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same, provided, however, that nothing herein shall prohibit Tenant for seeking compensation for losses sustained by reason of Landlord’s gross negligence or willful misconduct.

17.2.	Indemnification.

17.2.1.
Tenant Indemnification. Tenant hereby indemnifies, defends, and holds Landlord and its affiliates, members, owners, partners, directors, officers, agents and employees (collectively, “Landlord’s Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work, Tenant Improvements, or Alterations done, or any condition created (other than by Landlord) in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may

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have been given access to the Premises; (b) any act, omission or negligence of Tenant or persons acting by or through Tenant (“Tenant Parties”); (c) any accident, injury or damage whatsoever (unless caused by gross negligence or willful misconduct of Landlord parties (as defined below) occurring in, at or upon either or both the Building and the Premises caused by Tenant or Tenant Parties; (d) any breach by Tenant of any of its warranties, representations or covenants under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by Tenant of any Laws, including, without limitation, any Environmental Law; (g) any breach of the provisions of Article 9 of this Lease by Tenant or any of Tenant Parties; (h) any generation, transport, storage, use, treatment, disposal or presence on, about or from the Premises or the Property of any Hazardous Materials; (i) claims for work or labor performed or materials supplies furnished to or at the request of Tenant; and (j) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of the matters herein, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. “Losses” shall mean all foreseeable claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2.1 shall survive the expiration or termination of this Lease.

17.2.2.
Landlord Indemnification. Landlord hereby indemnifies, defends, and holds Tenant and its affiliates, members, owners, partners, directors, officers, agents and employees (collectively, “Tenant Indemnified Parties”) harmless from and against any and all Losses arising from or in connection with (a) the conduct or management of either or both the Building and the Premises or any work done or any condition created by Landlord in or about the Premises or Building during the Term; (b) any act, omission or negligence of Landlord or persons acting by or through Landlord (“Landlord Parties”); (c) any accident, injury or damage whatsoever (unless caused by Tenant’s negligence or willful misconduct) occurring in, at or upon either or both the Property and the Premises caused by Landlord or Landlord Parties; (d) any breach by Landlord of any of its warranties, representations or covenants under this Lease; (e) any actions necessary to protect Tenant’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code

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caused by the actions of the Landlord contrary to the terms herein; (f) any violation by Landlord of any Laws, including, without limitation, any Environmental Law; (g) any breach of the provisions of Article 9 of this Lease by Landlord or Landlord Parties; (h) any generation, transport, storage, use, treatment, disposal or presence on, about or from the Premises or the Property of any Hazardous Materials; (i) claims for work or labor performed or materials supplies furnished to or at the request of Landlord; and (j) claims arising from any breach or default on the part of Landlord in the performance of any covenant contained in this Lease (collectively, “Landlord’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Tenant and Tenant Indemnified Parties by reason of any of Landlord’s Indemnified Matters, Landlord, upon notice from Tenant shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. The provisions of this Section 17.2.2 shall survive the expiration or termination of this Lease.

17.3.
Force Majeure. The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of (a) Landlord’s failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s reasonable control, except that Landlord’s obligations for Holdover Costs shall not be relieved by reason of force majeure or other circumstances set forth in this Article 17.3, unless such elements of force majeure impact the entire Minneapolis downtown market and not just the Building.

18.	DAMAGE OR DESTRUCTION

18.1.
Notification and Repair. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to or defect in any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Subject to the provisions of Section 18.3 below, if the Property or the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant’s Property) with reasonable dispatch after notice to it of the damage or destruction. Subject to the provisions of Section 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section. Landlord, or its Agent shall use its diligent, good faith efforts to make

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such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

18.2.
Rental Abatement. If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or if the Property is inaccessible due to a police action or failure of the Landlord to fulfill its obligations hereunder, (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.3.
Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the opinion of a reputable contractor or architect designated by Landlord or Tenant) (i) its repair or restoration requires more than one hundred eighty (180) days or (ii) such repair or restoration requires the expenditure of more than fifty percent (50%) of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than ten percent (10%) of the full insurable value of the Property; and (y) occurs during the last two (2) years of the Initial Term or Renewal Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within thirty (30) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. If (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any casualty insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within thirty (30) days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. For purposes of this Section 18.3 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

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19.	EMINENT DOMAIN

If the whole, or any substantial portion, of the Property or Premises is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property or Premises is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property or Premises affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20.	SURRENDER AND HOLDOVER

On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear, loss due to casualty or condemnation, permitted alterations and such damage or destruction as Landlord is required to repair or restore under this Lease, and (b) Tenant shall remove all of Tenant’s Property there from, except as otherwise expressly provided in this Lease. The obligations imposed under the preceding sentence shall survive the expiration or earlier termination of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (a) Tenant shall be deemed a tenant-at-will; (b) Tenant shall pay one hundred percent (100%) of the Base Rent last prevailing hereunder during the first two (2) months of such holdover period, one hundred twenty-five percent (125%) of the Base Rent last prevailing hereunder during the next twelve (12) months of such holdover period, and one hundred fifty percent (150%) of the Base Rent last prevailing hereunder for the fifth and all succeeding months of such holdover period; (c) there shall be no renewal or extension of this Lease by operation of law; and (d) the tenancy-at-will may be terminated upon thirty (30) days’ written notice from Landlord. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law. Notwithstanding the foregoing, if Landlord and Tenant are engaged in negotiations for an extension of the Term, there shall be no increase in Base Rent during such negotiations and the Term hereof shall be extended until such time as Landlord shall notify Tenant that it no longer elects to continue to negotiate for a Lease extension (beyond any option period) and provided that such notice shall give Tenant a reasonable time to vacate and surrender the Premises to Landlord.

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21.	EVENTS OF DEFAULT

21.1.
Default Provisions. Without limitation of the other terms and provisions of this Lease, each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment within ten (10) days after written notice from Landlord that payment is overdue, or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Subsection 21.1, provided, however, that if the default (other than a monetary default) cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than sixty (60) days after Landlord’s notice, except that Tenant shall have such additional time to cure as is necessary provided it shall have worked continuously to cure the default from and after the date of Landlord’s notice of default..

21.2.
Bankruptcy of Tenant. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within ninety (90) days, or whenever a petition is filed by or against (to the extent not dismissed within ninety (90) days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law or like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

22.	RIGHTS AND REMEDIES

22.1.
Landlord’s Cure Rights Upon Default of Tenant. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant upon compliance with any notice requirements and cure periods set forth in Section 21.1.

22.2.
Landlord’s Remedies. In the event of any default by Tenant under this Lease, Landlord, at its option, may serve Tenant with a notice of default advising Tenant that unless Tenant cures the default within ten (10) days of receipt of the notice, Landlord may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity, commence a proceeding to recover Base Rent and Additional Rent due from Tenant to the date of the proceeding, subject to Landlord’s obligation to mitigate damages. In the event that Landlord wishes to

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terminate the Lease by reason of such default, Landlord shall deliver to Tenant a second notice stating in bold letters that unless Tenant shall cure the default, Landlord may, within five business days thereafter, (a) seek to terminate the Lease and recover from Tenant the moneys due to the date of the notice and thereafter under the terms of the Lease, subject to mitigation, including the recovery of all Landlord’s reasonable expenses of reletting the Premises (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions), or (b) terminate Tenant’s right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use its reasonable efforts, whether Landlord elects to proceed under Subsections (a) or (b) above, to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are reasonably acceptable to Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). For purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably deemed necessary by Landlord, in its sole, but reasonable, discretion. If the Premises are relet and a sufficient sum is not realized there from, to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord’s reasonable expenses of reletting) , then Tenant shall pay any such deficiency monthly. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. In the event Landlord elects, pursuant to Subsection (b) of this Section 22.2, to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, pursuant to Court order, at Landlord’s option, enter into the Premises, remove Tenant’s Property, Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and in no event or circumstance, other than Landlord’s negligence, shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

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22.3.
Additional Rights of Landlord. Any and all reasonable costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including reasonable attorneys’ fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord’s submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of three percent (3%) per annum above the “prime” or “reference” or “base” rate of interest publicly announced as such, from time to time, by The First National Bank of Chicago, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4.
Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type of proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three (3) times the then- current Base Rent payable monthly hereunder; (b) any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

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22.5.
Landlord’s Default. If Landlord shall fail to make a repair or comply with any of its obligations under this Lease and Landlord shall not commence the cure of the failure within thirty (30) days after Tenant gives notice of the failure (or such shorter time if reasonably required to conduct Tenant’s business in the Premises), or if Landlord fails to diligently prosecute the cure, Landlord shall be in default under this Lease. If Landlord is in Default under this Lease, Tenant may cure Landlord’s default for the account and at the expense of Landlord and render a bill to Landlord for such reasonable expenses. If Landlord fails to pay the bill within ten (10) days after it is rendered, Tenant shall be entitled to deduct such expenses from payments of Rent and other charges due with interest at the rate set forth in Section 22.3 above.

23.	BROKER

Tenant covenants, warrants and represents that the broker set forth in Section 1.9(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.9(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall pay a brokerage commission pursuant to a separate agreement with Tenant’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

24.	MISCELLANEOUS

24.1.
Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2.
Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

If to Landlord:	Butler North, LLC
510 - 1st Ave. No. #600 Minneapolis, MN 55403

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If to Tenant:	QUMU Corporation
510 - 1st Ave. No. #300 Minneapolis, MN 55403

24.3.
Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4.
Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation arising from or pertaining to this Lease, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

24.5.
Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon and inure the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

24.6.
Survival of Obligations. Upon the expiration or other termination of this Lease, neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

24.7.	Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any

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provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

24.8.
Time. Time shall be of the essence hereunder. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.9.
Authority of Tenant and Landlord. If Tenant or Landlord is a corporation, partnership, association or any other entity, it shall deliver to Landlord, concurrently with the delivery to the other of an executed Lease, certified resolutions of party’s directors or other governing person or body (i) authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder and (ii) certifying the authority of the party executing the Lease as having been duly authorized to do so and (iii) the consents of all third parties necessary to constitute a binding and enforceable agreement have been secured. In the absence of a certified resolution, either party shall accept a letter from an authorized officer of the respective party stating that the party executing this Lease has been duly authorized by the respective party to execute the Lease.

24.10.
WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.11.
Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.12.	Riders. All Riders and Exhibits attached hereto and executed (or initialed both by Landlord and Tenant) shall be deemed to be a part hereof and hereby incorporated herein.

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24.13.	Security. There shall be no security due under the Lease from Tenant to Landlord.

24.14.
Arbitration. (a) In the event that Landlord and Tenant cannot agree upon prevailing market rental rate for the Renewal Option or any other rates provided herein, provided that the parties have expended at least thirty (30) days in good faith negotiation to determine such amount, then, in such event, the dispute shall be submitted to arbitration with the American Arbitration Association, sitting within the City of Minneapolis, in accordance with its commercial rules. The matter shall be heard by a panel of three arbitrators if the sum in question exceeds $100,000 in the aggregate. If the sum in question is less than $100,000, then the matter shall be heard by one arbitrator. Upon the selection of the arbitrators, each party shall submit to the panel a proposed rent for the then prevailing market rental rate, and any other terms said party wishes to propose. The panel shall thereafter have the right solely to pick one of the two proposals as the one best reflecting the prevailing market rate (“Award”); and, in such event, such Award shall be binding upon the parties and not subject to appeal. Until the panel of arbitrators has issued the Award, Tenant shall continue to pay Rent in effect (i) as of the last day of the Lease term with respect to the Renewal Option and (ii) with respect to its Additional Space, the Rent at the rate paid by Tenant as of the date the Additional Space becomes subject to the Lease. Tenant shall pay the balance due to Landlord within thirty (30) days of the issuance of the Award.

[Remainder of Page Left Intentionally Blank.
Signature Page to Follow.]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

BUTLER NORTH, LLC

By:	/s/ Nedal Y. Abdul-Hajj
	Name:	Nedal Y. Abdul-Hajj
	Its:	Chief Manager

TENANT:

QUMU CORPORATION

By:	/s/ James R. Stewart
	Name:	James R. Stewart
	Its:	Chief Financial Officer

Exhibits:

Exhibit A = Legal Description
Exhibit B = Floor Plan
Exhibit C = Work Letter
Exhibit D = Rent Schedule
Exhibit E = Acceptance Agreement
Exhibit F = SNDA - Mortgagee
Exhibit G = Cleaning Specifications
Exhibit H = Rules and Regulations

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LEASE EXHIBIT A

Legal Description

That part of Lots 8, 9, and 10, Block 2, Hoag’s Addition to Minneapolis, described as follows:

Commencing at the point of intersection of the southwesterly line of 5th Street North and the northwesterly line of 1st Avenue North; thence northwesterly along the southwesterly line of said 5th Street North a distance of 148 feet; thence at right angles southwesterly parallel with the northwesterly line of said 1st Avenue North a distance of 158-1/2 feet; thence at right angles southwesterly parallel with the southwesterly line of said 5th Street North a distance of 148 feet to the northwesterly line of said 1st Avenue North; thence along the northwesterly line of said 1st Avenue North a distance of 158-1/2 feet to place of beginning.

Together with easements for light, air and alley over the southwesterly 11.5 feet of Lots 9 and 10, Block 2, Hoag’s Addition to Minneapolis.

Also together with an easement for alley over the northwesterly 8 feet of the southeasterly 24 feet of Lot 8, Block 2, Hoag’s Addition to Minneapolis.

A-1

LEASE EXHIBIT B
Floor Plan

B-1

LEASE EXHIBIT C

Work Letter Agreement

THIS WORK LETTER AGREEMENT (this “Work Letter”) is in addition to the terms and conditions set forth in and is made a part of the Building Lease (the “Lease”) by and between Butler North, LLC, a Minnesota limited liability company (“Landlord”), and QUMU Corporation, a Minnesota corporation (“Tenant”).

1.             Terms Defined. In addition to the other terms defined in this Work Letter and elsewhere in the Lease, the following terms used in this Work Letter and elsewhere in the Lease have the following meanings:

(a)           “Tenant Allowance” means $533,696.00. At Tenant’s request, Landlord shall increase the Tenant Allowance up to an additional sum of $154,944.00 (the “Additional Allowance”) within thirty (30) days of Tenant’s request, provided that such request is made prior to the Commencement Date or such earlier date if Tenant reasonably determines that it needs the Additional Allowance for payment against its share of the cost of the Tenant Improvement Work. Such Additional Allowance shall be treated in the same manner as the Tenant Allowance, provided, however, Tenant shall repay the Additional Allowance in equal monthly installments as Additional Rent over the Lease Term from the Commencement Date to the Expiration Date. The Additional Allowance shall be amortized on a straight line basis from the Commencement Date to the Expiration Date using an 8.00% interest rate. In the event Tenant does receive an Additional Allowance, Landlord and Tenant shall enter into an amendment to the Lease reflecting the additional payments due by reason of the Additional Allowance.

(b)           “Punchlist Items” means any minor details of construction and mechanical adjustments the non-completion of which do not, either individually or in the aggregate, interfere in any material way with Tenant’s, or any Permitted Transferee’s, occupancy of the Premises for the conduct of its business.

(c)           “Substantial Completion”, “Substantially Complete”, or “Substantially Completing” means that (i) Landlord has completed the Tenant Improvement Work and Landlord’s Work except for items set forth in the punch list affixed to the Acceptance Certificate (as depicted in Exhibit E) and (ii) Landlord shall have each delivered a temporary certificate of occupancy or such permit that is necessary to permit use of the Premises for the uses permitted under the Lease (not including, however, any such certificate or permit that requires completion of the Tenant Work by Tenant).

(d)           “Tenant Improvement Work” means all leasehold improvements and finishes to the Premises required so that the Premises are delivered to Tenant in Turn-Key Condition, which are to be completed by Landlord in accordance with this Work Letter.

(e)           “Turn-Key Condition” means the condition contemplated by the Tenant Construction Documents, but expressly excluding any furniture and equipment, Tenant’s

C-1

 audio/visual systems and equipment, Tenant’s information technology systems and equipment (including cabling).

(f)            “Landlord’s Work” shall mean the work set forth on Exhibit C-1. During the course of Landlord’s Work, Landlord shall notify Tenant when the electrical wiring will be installed and provide Tenant with the full opportunity to coordinate with Landlord to install, at the same time, cabling to service the Premises, provided, however, that the cost of purchasing and installing the electrical wiring shall be included in Tenant Improvement Work.

2.              General Contractor; Design of Tenant Improvement Work; Budget.

(a)           Landlord and Tenant shall each perform their respective obligations hereunder within the time frames and by the deadlines set forth herein. Tenant shall hire an architect (“Tenant Architect”) to prepare the plans and specifications for the Tenant Improvement Work. Tenant Architect shall also prepare construction documents for the Tenant Improvement Work and engage structural consultants as Tenant Architect shall determine necessary to complete the construction documents. Landlord acknowledges that Tenant has delivered design development drawings dated February 26, 2015 (“Design Development Drawings”). Landlord or Landlord’s Contractor will provide Tenant with its best estimate of the construction cost based upon the Design Development Drawings (“Preliminary Budget”) on or before March 10, 2015. The parties shall work collaboratively to develop a revised set of Plans and to determine a revised budget (the “Revised Preliminary Budget”). Tenant shall continue to coordinate with Landlord, as applicable, to refine the final set of construction documents (“Tenant Construction Documents”) which shall be completed by March 25, 2015, and submitted to Landlord. Landlord may act as general contractor, subject to the terms and conditions set forth herein.

(b)           The Tenant Construction Documents shall include design details for the Tenant Improvement Work, including, without limitation, finish schedules, material submittals, graphics and signage, interior and demising partitions, doors, frames and hardware, ceilings, lights and switches, lighting lay out, telephone and electrical outlets, floor coverings, wall coverings, all millwork and built ins, appliances, plumbing fixtures, refrigeration equipment, reflected ceiling plans, and other equipment, equipment connections and facilities attached to and forming a part of the Building and such other reasonably sufficient information as Tenant Architect shall determine. Within five (5) days of the date of receipt of Tenant Construction Documents (“5 Day Objection Period”), Landlord shall examine same to determine (x) constructability, (y) completeness and sufficiency of detail of the Construction Documents to enable Landlord to construct the Tenant Improvement Work in accordance with the Plans, including any lack of coordination between plans submitted by Tenant Architect and its consultants, (z) accuracy of the Plans to reflect proper found conditions (“Landlord Construction Objections”). Tenant and Tenant Architect shall respond to any questions, clarifications or concerns that Landlord might raise in connection with the Tenant Construction Documents and shall collaborate to further refine the Tenant Construction Documents and budget in response to any value engineering prompted by budget issues. Landlord and Tenant, and their representatives, shall meet as often as either side may request to facilitate Tenant’s revision of the Tenant Construction Documents and budget so that, in all events, the final approval of Tenant Construction Documents by Landlord shall be done no later than five days after the expiration of the 5 Day Objection Period. Both Landlord and Tenant shall reasonably consent to the final Tenant Construction Documents,

C-2

but the responsibility for the construction of the Tenant Construction Documents shall rest solely and exclusively with Landlord.

(c)           Notwithstanding the delivery of the Tenant Construction Documents to Landlord and the commencement of the 5 day Objection Period, Landlord shall have, during each stage of the design process, familiarized itself with all plans both from the architect and the Landlord’s mechanical, electrical, safety and plumbing consultants and Landlord shall have made any major comments, objections or suggestions during each phase of the process so that the presentation of the final Tenant Construction Documents shall have reflected Landlord’s prior material comments.

(d)           Landlord shall prepare the bid packages with the assistance and reasonable consent of Tenant Architect or Tenant’s representative and shall cause the subcontractors and Landlord, where applicable, to submit bids to the Landlord by April 10, 2015. Tenant may select at least one subcontractor to bid on each trade of Tenant Improvement Work. Landlord shall select the other bidders for each subcontractor material scope of work, so that there are a minimum of three bidders for each material scope of work. If there is work that the Landlord intends to perform directly, Landlord shall bid that work out nevertheless, with the Landlord designated as one of the bidders. If any subcontractor fails to submit a bid, Landlord and Tenant may designate a replacement subcontractor. Landlord shall provide each subcontractor with such materials as the subcontractor shall reasonably request to submit its respective bid. All requests for bid shall be given simultaneously to all subcontractors promptly after completion of the Tenant Construction Documents and selection of subcontractors. Landlord shall cause each subcontractor to submit its bid by the date set forth above. In the event Landlord, pursuant to the terms herein, may act as General Contractor or perform any work hereunder, Tenant shall not object to the performance of such work by any affiliate of Landlord, provided, that (w) such affiliate is the lowest responsible bidder pursuant to section (e) below and (x) Landlord shall control such affiliate and (y) Landlord shall guaranty all of the obligations of such affiliate with respect to the work performed by such entity and (z) such entity agrees to be bound by the terms hereof.

(e)           Within two (2) business days of receipt of all the bids (i.e. April 14, 2015 if bids are submitted on April 10, 2015), Landlord shall level all the bids and review same with Tenant and Tenant’s representatives. Subject to the reasonable consent of Tenant, after clarifying any questions arising from the bids, Landlord shall select the lowest bidder, provided, that if Landlord objects to the lowest bidder, Landlord may select a subcontractor whose cost is more provided, however the difference in cost between the lowest bid and the selected bid is paid by Landlord.

(f)           Within three (3) business days from the leveling of the bids (i.e. April 17, 2015), Landlord shall propose a guaranteed maximum price (the “GMP”) which shall include a general contractor fee of four percent (4%) of the GMP, which shall include all personnel except for the project manager and job superintendent, whose cost shall be in the general conditions (“General Conditions”). The General Conditions shall be agreed upon in good faith by Landlord and Tenant, based upon custom and practice in the Minneapolis office market, including customary warranties and representations as well as customary duties and responsibilities of the general contractor, including, but not limited to, supervision (project management and job

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superintendant), permit fees, site safety, security, insurance, rubbish clean-up and removal. Notwithstanding the foregoing, fee charged under the General Conditions shall not exceed five percent (5%) of the GMP. If Tenant wishes to reduce the GMP, Tenant shall provide detailed direction on what modifications need to be made to the Tenant Construction Documents to reduce the GMP to an acceptable price for Tenant. Landlord shall then take whatever action is reasonably necessary to revise the GMP, in consultation with Tenant Architect. The parties shall confer to the extent necessary to arrive at a GMP acceptable to Tenant by no later than April 25, 2015. There shall be no increases to the GMP (other than those resulting from Tenant requested changes in the Tenant Improvement Work) unless approved by Tenant, which approval may be withheld in Tenant’s sole discretion. Tenant shall respond to a request to increase the GMP within three (3) Business Days, and, if Tenant fails to so respond, the request shall be deemed denied.

(g)           Failure of Tenant to deliver to Landlord the Design Development Documents or the Tenant Construction Documents within the time frames provided above, or (ii) approve the GMP (and any revisions thereto) within the time frames provided above shall each constitute a Tenant Delay (as hereinafter defined). Failure of Landlord to deliver or respond to documents or approvals required by Landlord hereunder shall not constitute a Tenant Delay. Landlord shall indemnify, defend and hold Tenant harmless for any failure of the Landlord to fulfill its obligations in a timely manner.

(h)           Landlord shall file the Tenant Construction Documents and obtain all necessary permits for the Tenant Improvement Work from the appropriate governmental agencies, at Tenant’s expense, but subject to reimbursement by the Tenant Allowance, prior to commencement of the Tenant Improvement Work.

(i)            Any change to the Tenant Construction Documents (including, without limitation, materials and specifications included therein) shall be subject to the prior written approval of both Landlord (whose approval not to be unreasonably withheld, conditioned or delayed), and Tenant (whose approval, if approval shall pertain to aesthetics or quality of materials provided, may be withheld, in Tenant’s sole discretion, and, with respect to changes due to field conditions or Legal Requirements, Tenant’s consent shall not be unreasonably withheld.) Landlord shall respond to any request to change the Tenant Construction Documents within three (3) Business Days after receipt of such request from Tenant and failure to respond within such time shall be deemed Landlord’s approval thereof. Notwithstanding the foregoing, Landlord shall have no right to object to any changes to the Tenant Construction Documents which are solely related to the aesthetics or decorative elements of the Tenant Improvement Work. In the event Landlord approves a request by Tenant for revisions to the Tenant Construction Documents, within three (3) Business Days, Landlord shall submit an estimate to Tenant in writing of the cost and schedule adjustment thereof, and Landlord shall have no obligation to effect such changes unless Tenant agrees in writing to the cost and schedule adjustment resulting from such changes. If Tenant approves such estimate and schedule adjustment, Tenant shall notify Landlord in writing within three (3) Business Days of Tenant’s receipt of Landlord’s submission, and any adjustment in the schedule associated with such approved revisions to the Tenant Construction Documents shall constitute a Tenant Delay. If Tenant shall fail to approve such estimate within three (3) Business Days after submission thereof, such failure shall be deemed disapproval by Tenant and Landlord shall not be required to make any such change to the Tenant Construction Documents.

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Any approved changes shall be referred to as a “Change Order”, and the GMP shall be deemed to be adjusted by the amount of the Change Order.

In the event that Landlord initiates a Change Order Request, Landlord shall provide Tenant, in writing, with detailed information regarding (i) the reason for the requested Change Order and (ii) the impact of the Change Order on the overall project cost and schedule. Tenant shall respond to any Landlord request to change the Tenant Construction Documents within three (3) Business Days after receipt of such request from Landlord and failure to respond within such time shall be deemed Tenant’s disapproval thereof. If Tenant approves a Landlord requested Change Order, any delay in the project schedule which results from such request shall not be deemed to be a Tenant Delay and Tenant shall have no liability to such delay.

3.              GMP; Performance of Work.

(a)           Landlord shall provide that the Tenant Improvement Work will be completed in accordance with all Legal Requirements, in a first class, good and workmanlike manner using new, first class materials and in accordance with the Tenant Construction Documents. Landlord shall complete the Tenant Improvement Work to the Turn-Key Condition and as otherwise required by the terms of this Lease.

(b)           Landlord shall maintain the records related to the Tenant Improvement Work in Minneapolis, MN, on an open book basis so that the records of actual cost are maintained in a fully auditable manner and are made available to the Tenant whenever reasonably requested for purposes of verification in connection with the Tenant Improvement Work. With respect to any Tenant Improvement Work performed directly by Landlord or its affiliate, Tenant shall accept the contract price for such work without an audit of the books and records pertaining thereto unless the work was bid on a cost plus basis.

(c)           Landlord shall inform Tenant of scheduled construction meetings (which shall occur on a bi-weekly basis once construction of the Tenant Improvement Work commences), along with any changes thereto. Tenant, or Tenant’s representative, shall have the right to attend and participate in Landlord’s bi-weekly construction meetings (in person or, unless such meetings are held at the site, by telephone conference) and to receive a copy of any construction meeting minutes.

4.              Cost of Landlord’s Work; Tenant Allowance.

(a)           Landlord shall substantially complete Landlord’s Work and Tenant Improvement Work by the Commencement Date as set forth in Article 1.6 of the Lease and shall deliver possession thereof to Tenant by that date. Landlord will provide Tenant with Premises consisting of 17,216 square feet of office space located on floor 3 as set forth on Exhibit B to the Lease. Landlord’s Work shall be at Landlord’s sole cost and expense.

(b)           As set forth in this Section, Landlord shall provide the Tenant Allowance for the Tenant Improvement Work to be used toward the costs reflected in the GMP, costs of Tenant Architect, costs of permits, and all other applicable costs associated with the construction of the Tenant Improvement Work pursuant to the Tenant Construction Documents (collectively, the “Tenant Improvement Work Costs”).

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(c)           The Tenant Allowance will be disbursed by Landlord or directly to subcontractors, in periodic payments (not more frequently than monthly) as construction progresses, in accordance with a monthly schedule provided by Landlord. Such periodic payments shall not require the approval of Tenant, so long as they are consistent with the approved GMP and in accordance herewith. In the event the GMP exceeds the Tenant Allowance, then Landlord shall first expend the Tenant Allowance; and, thereafter, Tenant shall pay to Landlord the excess over the Allowance (“Tenant’s Portion”). Landlord may bill Tenant for Tenant’s Portion no more frequently than monthly and Tenant shall have thirty days to make payments against such invoices. If the Tenant’s Improvement Work Costs exceed the GMP, Landlord shall have to pay for such overage.

(d)           Landlord shall provide Tenant with a written statement detailing the cost of the Tenant Improvement Work (each, an “Expense Statement”)within thirty (30) days following Substantial Completion of the Tenant Improvement Work. If the total cost of the Tenant Improvement Work as reflected in the GMP approved by Tenant plus any costs due to Tenant-approved Change Orders or Tenant Delays exceeds the sum of the Tenant Allowance and any payment previously made by Tenant to Landlord, Tenant shall pay such remaining excess amount within thirty (30) days after receipt of such statement, and the same will be collectable as Additional Rent. Landlord and Tenant agree that the Tenant Allowance will be funded solely for the purpose of paying the Tenant Improvement Work Costs.

5.              Substantial Completion; Punchlist.

(a)           Landlord shall coordinate the completion of the Tenant Improvement Work, and (subject to Tenant Delays) Landlord shall secure Substantial Completion of the Tenant Improvement Work by the Commencement Date as defined in Article 1.6 of the Lease. Landlord shall deliver the final certificate of occupancy or required permit for the Premises on or before ten (10) days after Substantial Completion of the Tenant Improvement Work. Landlord shall permit Tenant access to the Premises no less than thirty (30) days prior to the Delivery Date to prepare the Premises, including the information technology room, furniture and voice, data cabling for occupancy. Notwithstanding the above, Landlord shall deliver any permits or consents required for Tenant to use the Premises for the purposes intended herein on or before the Substantial Completion. In the event Landlord shall deliver a temporary certificate of occupancy, Landlord shall work to promptly secure a permanent certificate of occupancy and shall reimburse Tenant for any additional, reasonable costs incurred in connection with maintaining the temporary certificate of occupancy until the issuance of the permanent certificate of occupancy.

(b)           No more than ten (10) Business Days following Substantial Completion of the Tenant Improvement Work, Landlord and Tenant shall inspect the Premises for the purpose of preparing and executing the Acceptance Certificate. Landlord shall submit the Acceptance Certificate to Tenant, as depicted in Exhibit E, and Tenant shall sign the Acceptance Certificate and return to Landlord, noting any items that Tenant reasonably believes should be added thereto. The existence of any Punchlist Items, and Landlord’s correction and repair of the same, shall not, by themselves, affect either the Commencement Date of this Lease nor the obligation of the Tenant to pay rent provided the Punchlist Items are completed within forty-five (45) days after Tenant gives Landlord notice thereof.

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6.              Tenant Delays. If (a) Tenant fails to furnish the Tenant Construction Documents in accordance with Section 2, or (b) Landlord is delayed in Substantially Completing the Tenant Improvement Work as a result of:

(i)           Tenant’s request for materials, finishes or installations other than those which are readily available and will not cause a delay (provided that Landlord shall notify Tenant within five (5) days following Landlord’s receipt of the request for such materials which shall give the Tenant the opportunity to request readily available materials instead). Without limiting the foregoing, Tenant Delay shall include any delay due to Tenant’s efforts to obtain LEED certification for the Premises; or

(ii)          Tenant’s failure to approve cost estimates in the time frames provided above; or

(iii)         Tenant’s requested Change Orders to the Tenant Construction Documents (Change Orders do not include budget changes prior to approval of the GMP); or

(iv)        Tenant’s interference with the construction of the Tenant Improvement Work during Tenant Improvement Work within the Premises (whether Tenant’s Work is performed by Tenant or its contractor or a subcontractor), provided, however, that Landlord has notified Tenant contemporaneously that such conduct is delaying the Tenant Improvement Work; or

(v)          Tenant’s failure to pay the Tenant Portion of the Tenant Improvement Work Costs or the costs in excess of the Tenant Allowance for which Tenant is responsible within the time frame specified above; then the foregoing shall be deemed a “Tenant Delay” and Tenant agrees to pay to Landlord, in addition to any sum due hereunder, a sum equal to any reasonably documented additional cost to Landlord in completing the Tenant Improvement Work resulting from any of the foregoing failures, acts or omissions of Tenant. Any such sums may be collected by Landlord as Additional Rent from time to time, within thirty (30) days of demand, and in default of payment thereof, Landlord will (in addition to all other remedies) have the same rights as in the event of default of payment of Monthly Rent. Notwithstanding anything herein to the contrary, Landlord shall notify Tenant with specificity of any alleged Tenant Delay pursuant to this Section 6, in writing, within five (5) Business Days following the occurrence thereof, and in the event Tenant shall fail to give timely notice of a Tenant Delay or Tenant cures such Tenant Delay within three (3) Business Days after notice thereof, such event shall not be deemed to constitute a Tenant Delay under this Section 6. Any failure of Landlord to comply with the terms of this Work Letter shall not be deemed a Tenant Delay.

7.              Tenant’s Work.

(a)           Tenant will, at its sole cost and expense, pay for and arrange for the installation of all Tenant’s furniture, fixtures, and equipment associated with its business, Tenant’s audio/visual systems and equipment, Tenant’s information technology systems (including cabling) and equipment and any security system (collectively, “Tenant’s Work. Tenant shall have access to the Premises for the installation of Tenant’s Work at least twenty (20) days prior to Substantial Completion to install Tenant’s Work in accordance with good construction practices (e.g., for the

C-7

purposes of installing Tenant’s telecommunications equipment before Landlord closes up the walls). During such period (i) Landlord shall use commercially reasonable efforts to schedule the performance of the Tenant Improvement Work simultaneously with Tenant’s Work, including installation of the telecommunications equipment and Tenant shall cooperate reasonably with Landlord in connection therewith, (ii) Tenant shall comply with all terms and conditions of the Lease, other than the obligation to pay rent, utilities or any other Building charges during such access and (iii) Tenant shall not interfere with or in any way delay Landlord’s completion of the Tenant Improvement Work.

(b)           Tenant shall have the right, at no charge (including without limitation for any overtime use, operator costs, or repair and maintenance, but excepting charges for repair and maintenance resulting from Tenant’s negligence or willful misconduct), to the common non-exclusive use of one (1) service elevator designated by Landlord to facilitate the completion of Tenant’s Work and move into the Premises, with the understanding that Tenant shall cooperate with Landlord in allowing Landlord to utilize such elevators to the extent needed to complete the Tenant Improvement Work within the time periods required by the Lease.

(c)           In the event any asbestos containing materials located within the Premises are to be disturbed in connection with the performance of Tenant Improvement Work, Landlord agrees to remove such materials in accordance with Legal Requirements, at Landlord’s sole cost and expense, the cost of which shall not be reimbursed from the Tenant Allowance, and to coordinate such work with Tenant’s prosecution of Tenant Improvement Work. Landlord shall be responsible for any delays arising from removal of the asbestos referenced herein.

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LEASE EXHIBIT C-1

Landlord’s Work

Landlord shall deliver the Premises in an “as-is, where-is” condition with the following additional work (“Landlord’s Work”) completed.

•	Provide adequate electrical service, and fire suppression connection points to each floor of the Premises to be distributed by Tenant, with all current sprinkler piping remaining in place.

•	Demolish all walls within the Premises, remove all Hazardous Materials and deliver to Tenant in vacant, broom clean condition.

•	Landlord to provide a level code compliant floor in between the elevator lobby and tenant suite entry.

•	Landlord shall not modify any of the existing duct work

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LEASE EXHIBIT C-2

HVAC Specifications

HVAC SYSTEM

1.
Provide and operate a quality heating, ventilating and air conditioning (HVAC) system with service available on a year round basis minimally serving all occupied areas of the Premises, which shall include individual air handling units on each floor of the Premises.

2.
HVAC system shall be in good working order and shall be sufficiently sized to furnish conditioned clean supply air in sufficient capacities and quantities and at temperatures and pressures as required to maintain conditions based on the following criteria:

(a)	Indoor winter conditions 72º F dry bulb
Indoor summer conditions 75º F dry bulb, 50% Relative Humidity
(b)	Outdoor winter condition -10º F dry bulb
Outdoor summer condition 91º F dry bulb, 74º F wet bulb
(c)	Population Density - 1/200 usf.
(d)	Cooling Load: Sufficient power to support HVAC system and such supplementary air conditioning units as Tenant may install.

3.	All distribution and controls by Tenant.

4.
Landlord shall warrant that the HVAC system shall be in good working order as of the Commencement Date and for the term of the Lease. Landlord, at its expense, shall replace all parts in the HVAC system needing replacement or the system itself, if in the exercise of reasonable judgment, replacement represents good management. Landlord, at its cost and expense, which cost and expense may be included in CAM Expenses, shall maintain a maintenance agreement on the HVAC system.

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LEASE EXHIBIT D
Schedule Of Base Rent

Initial Premises			16474

Months	Base Rent	Monthly	Annual
	SFRA	Base Rent	Base Rent
1-5	free	free	free
6-17	$14.75	$20,249.29	$242,991.50
18-29	$15.10	$20,729.78	$248,757.40
30-41	$15.45	$21,210.28	$254,523.30
42-53	$15.80	$21,690.77	$260,289.20
54-65	$16.15	$22,171.26	$266,055.10
66-77	$16.50	$22,651.75	$271,821.00
78-89	$16.85	$23,132.24	$277,586.90

Additional Space to be added:			742

Months1	Base Rent	Monthly	Annual
	SFRA	Base Rent	Base Rent
1-5	free	free	free
6-17	$14.75	$912.04	$10,944.50
18-29	$15.10	$933.68	$11,204.20
30-41	$15.45	$955.33	$11,463.90
42-53	$15.80	$976.97	$11,723.60
54-65	$16.15	$998.61	$11,983.30
66-77	$16.50	$1,020.25	$12,243.00
78-89	$16.85	$1,041.89	$12,502.70

RSF
Initial Premises (Phase I)	16,474
Additional Premises (Phase II)	742
Total Final Premises (Phases I & II)	17,216

1 Pursuant to the terms of the Lease, no Rent shall be due on the Phase II space until such space is delivered to Tenant, but when the Rent obligation for Phase II space commences, the calculation of the Rent to be paid will be based on  the Month number that corresponds to the Rent rate for the Phase I property, it being understood that the term of the Lease for Phase I and Phase II will expire at the same time.  By way of example, if the Rent Commencement Date is August 1, 2015 and the Phase II space is delivered on September 1, 2016, the Rent for the Phase II space will be calculated based on Month 14 on the schedule above.

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LEASE EXHIBIT E

Acceptance Agreement

THIS ACCEPTANCE AGREEMENT (this “Agreement”) is made and entered into this ____ day of _____________, 2015, by and between QUMU Corporation (“Tenant”), and Butler North, LLC (“Landlord”).

RECITALS

A.
Landlord and Tenant have entered into that certain Lease dated the ____ of ______________, 2015 (as amended from time to time, the “Lease”). Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Lease.

B.	Landlord and Tenant desire to enter into this Agreement to set forth their understanding with respect to the Leased Property and the Lease.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Tenant acknowledges and agrees that Tenant has completed its walk-through of the Premises. Attached hereto as Exhibit A is a punch list of items required to be completed by Landlord in or about the Premises, which punch list was prepared by _____________________ (the “Tenant’s Representative”). Tenant hereby unconditionally accepts possession of the Leased Property for purposes of the Lease (subject, however, to the attached punch list containing only items which do not interfere with the Tenant’s use and possession of the Leased Property).

2.
Tenant hereby acknowledges that it is not aware of any defaults under the Lease and that Landlord has completed all of Landlord’s Work except for the attached punch list of items, and that the Premises have been delivered to Tenant for its use and occupancy.

3.	Landlord and Tenant hereby acknowledge that the Commencement Date of the Lease is the ___ day of ________________, 2015.

4.	As modified hereby, the terms of the Lease, including, without limitation, the Base Rent established pursuant to Section 1, are hereby ratified and shall remain in full force and effect.

5.	Landlord hereby acknowledges that Landlord is not aware of any defaults under the Lease.

E-1

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

LANDLORD:

BUTLER NORTH, LLC

By:
Name:
Its:

TENANT:

QUMU CORPORATION

By:
Name:
Its:

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LEASE EXHIBIT F
(SAMPLE ONLY)

Subordination, Non-Disturbance and Attornment
Agreement and Tenant’s Estoppel Certificate

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT AND TENANT’S ESTOPPEL CERTIFICATE (this “Agreement”) is made this ____ day of ___________, 200___, by and between __________________________, a ____________________, whose address is ________________________________________________ (“Tenant”) and ___________________________________, a ________________________, whose address is ____________________________________________ (“Mortgagee”).

RECITALS:

______________________________, a ______________________ (“Landlord”), is the fee owner of the real estate described in Exhibit A attached hereto and made a part hereof (the “Real Estate”). Landlord has requested and Mortgagee has agreed to make a loan (the “Loan”) to Landlord secured in part by a Mortgage and Security Agreement and Fixture Financing Statement dated _____________, 200___ (the “Mortgage”) which covers the Real Estate and all buildings and other improvements located thereon. The Mortgage was recorded in the office of the __________________ in and for _______________ County, __________________ on ____________, 200___ as document no. __________.

Tenant is the lessee of a portion of the improvements located on the Real Estate pursuant to a Lease between it and Landlord dated ______________, _____ (the “Lease”). A copy of the Lease is attached hereto as Exhibit B. A Memorandum of the Lease was recorded in the office of the ______________________ in and for ________________ County, ____________________ on ______________, 200__ as Document No. __________.

Mortgagee has required the execution of this Agreement as a condition precedent to making the Loan to Landlord.

Accordingly, the parties hereby agree as follows:

1.
Subordination. Except as otherwise provided in paragraphs 2 and 3 of this Agreement, the Lease, and all rights of Tenant under the Lease and to the Real Estate, including without limitation any option to purchase or otherwise acquire title to the Real Estate, are hereby subjected and subordinated, and shall remain in all respects and for all purposes subject and subordinate, to the lien of the Mortgage and to the rights and interest of Mortgagee and its successors and assigns, as fully and with the same effect as if the Mortgage had been duly executed, acknowledged and recorded, and the indebtedness secured thereby had been fully disbursed prior to the execution of the Lease or possession of the Real Estate by Tenant, or its predecessors in interest.

F-1

2.
Mortgagee Not to Disturb Tenant. Mortgagee agrees that so long as Tenant is not in default (beyond any period given Tenant under the Lease to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, Mortgagee will not join Tenant as a party defendant in any action or proceeding foreclosing the Mortgage unless required to foreclose the Mortgage and then only for such purpose and not for the purpose of terminating the Lease, and further, that in the event of a foreclosure Tenant’s possession of the Real Estate and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with the Lease, shall not be diminished or interfered with by Mortgagee and Tenant’s occupancy of the Real Estate shall not be disturbed by Mortgagee. Notwithstanding the foregoing, the provisions of the Mortgage regarding application of insurance proceeds and condemnation awards shall control over any contrary provisions of the Lease.

3.
Tenant to Attorn to Mortgagee. If the interest of Landlord shall be transferred to and owned by Mortgagee by reason of foreclosure of the Mortgage or other proceedings brought by it in lieu of or pursuant to a foreclosure, or in any other manner, and Mortgagee succeeds to the interest of Landlord under the Lease, Tenant shall be bound to Mortgagee under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefore in the Lease, with the same force and effect as if Mortgagee were originally the landlord under the Lease, and Tenant does hereby attorn to Mortgagee as its landlord, such attornment to be automatically effective immediately upon Mortgagee’s succeeding to the interest of Landlord under the Lease without the execution of any further instruments on the part of any of the parties hereto. The respective rights and obligations of Tenant and Mortgagee upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals thereto, shall be and are the same as now set forth in the Lease as between Landlord and Tenant, the terms of which are hereby fully incorporated herein by reference and made a part of this Agreement.

4.
Mortgagee Not Bound by Certain Acts of Landlord. If Mortgagee shall succeed to the interest of Landlord under the Lease, Mortgagee shall not be liable for any act or omission of Landlord; nor subject to any offsets or defenses which Tenant might have against Landlord; nor bound by any rent or additional rent which Tenant might have paid for more than the then current installment (unless otherwise expressly provided under the terms of the Lease); nor bound by any amendment or modification of the Lease made without Mortgagee’s consent. In no circumstances shall Mortgagee be liable for any failure of Landlord to complete construction of the premises subject to the Lease.

5.
Payment of Rent After Default. If an Event of Default occurs under the Mortgage, Mortgagee may demand all rents due pursuant to the Lease be paid directly to it and, upon such demand in writing, Tenant will remit all such rent payments to Mortgagee, or its order, until otherwise notified by Mortgagee in writing, which payments shall be credited against Tenant’s rental obligations due under the terms of the Lease.

F-2

6.	Tenant’s Estoppel. Tenant hereby represents and warrants to, and covenants with, Mortgagee, to the best of Tenant’s knowledge, as follows:

(a)
The Lease is presently in full force and effect and has not been amended. There is presently no default there under by Landlord, and there exists no event or occurrence of which Tenant is aware which would, with the passage of time, constitute a default by Landlord.

(b)	Tenant has paid no rent under the Lease for a period of more than one month in advance, except as otherwise required under the terms of the Lease.

(c)	Tenant has no charge, lien or claim of offset under the Lease or otherwise, against rent or other amounts due to Landlord under the Lease.

(d)	Tenant has no purchase, renewal or extension option for the premises subject to the Lease except as provided in the Lease. The term of the Lease expires as provided in the Lease.

(e)	Tenant has deposited with Landlord the full amount of the security deposit required by the Lease, if any.

(f)
All contributions to be paid by Landlord to date for improvements to the premises subject to the Lease [have been paid][have not been paid] (strike inapplicable provision) in full. All of Landlord’s obligations with respect to tenant improvements [have been fully performed][have not been fully performed] (strike inapplicable provision). Tenant has accepted the premises subject to the Lease, with no conditions other than those set forth in the Lease.

(g)
There are no actions, whether voluntary or otherwise, pending against Tenant or any guarantor of Tenant’s obligations under the Lease pursuant to the bankruptcy or insolvency laws of the United States or any state.

(h)
Tenant shall not exercise any right that it may have to terminate the Lease upon the default of Landlord without first giving Mortgagee prior written notice thereof, and afford Mortgagee a reasonable period of time to cure such default, but in no event less than the period of time permitted Landlord to cure such default.

(i)	An amendment to the Lease shall not be effective unless, and until, Mortgagee has consented thereto in writing.

7.
Successors and Assigns. This Agreement and each and every covenant, agreement and other provision hereof shall be binding upon the parties hereto and their successors and assigns, including without limitation each and every holder of the Lease or any other person having an interest therein and shall inure to the benefit of Mortgagee, and its successors and assigns.

F-3

8.	Choice of Law. This Agreement is made and executed under, and in all respects is to be governed and construed by, the laws of the State of Minnesota.

9.
Captions and Headings. The captions and headings of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular.

10.
Notices. Any notices which any party hereto may desire or may be required to give to any other party shall be in writing and the mailing thereof by certified mail, or equivalent, to the addresses as set forth above, or to such other places and parties as any party hereto may by notice in writing designate shall constitute service of notice hereunder.

11.
Counterparts. This Agreement may be executed by the parties in any number of counterpart signature pages, which executed signature page or pages containing the signatures of all of the parties hereto, when taken together and affixed to the remainder of this Agreement, shall constitute but one and the same Agreement, and shall be binding on all of the parties notwithstanding that all of the parties may not be signatories to the same signature page.

TENANT:

By:
Name:
Its:

TENANT’S ACKNOWLEDGMENT

STATE OF ____________	)
) ss.
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this ____ day of _______________, 200___, by ______________________________, the ___________________________ of _______________________________, a _____________________, on behalf of the _____________________.

Notary Public

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MORTGAGEE:

By:
Name:
Its:

MORTGAGEE’S ACKNOWLEDGMENT

STATE OF ____________	)
) ss.
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this ____ day of ________________, 200___, by _________________________________, the ___________________________, of ______________________________, a ____________________________, on behalf of said ________________.

Notary Public

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LANDLORD’S CONSENT

Landlord hereby consents to all of the provisions of the foregoing Subordination, Non-Disturbance and Attornment Agreement and Tenant’s Estoppel Certificate.

By:
Name:
Its:

LANDLORD’S ACKNOWLEDGMENT

STATE OF ____________	)
) ss.
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this ____ day of ________________, 200___, by ______________________________, the ___________________________ of _________________________________, a _____________________, on behalf of the _____________________.

Notary Public

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EXHIBIT A
DESCRIPTION OF REAL ESTATE

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EXHIBIT B
COPY OF LEASE

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LEASE EXHIBIT G

Cleaning Specifications

I.             LEASED PREMISES

A.           Nightly Cleaning

1.	Empty and wipe clean waste baskets and remove contents to disposal area.
2.	Vacuum all rugs and carpeted areas.
3.	Polish all glass furniture tops.
4.	Sweep all private stairways nightly, vacuum if carpeted.
5.	Damp mop spillage in office and public areas as required.
6.	Clean doors, doorknobs, light switches and other door areas of frequent usage.

B.           Wash Rooms (Nightly)

1.	Damp mop.
2.	Scrub floors as necessary.
3.	Clean all counter tops, mirrors, bright work and enameled surfaces.
4.	Wash and disinfect all fixtures.
5.	Empty all receptacles and remove refuse for disposal.
6.	Fill toilet tissue, soap and towel dispensers.
7.	Clean flushometers and other metal work as required.
8.	Wash and polish all wall partitions, tile walls, and enamel surfaces from trim to floor as required.
9.	Vacuum all louvers, ventilating grilles and dust light fixtures as required.
10.	Report any malfunctioning equipment and fixtures to Building Manager nightly, including, without limitation, toilets, faucets, lights, flush-valves, soap dispensers, etc.)

C.           Floors

1.	Sweep and buff ceramic tile, marble or terrazzo floors nightly and wash or scrub as necessary, not less than monthly.
2	Wax and buff tile floors monthly and strip as necessary, but not less frequently than annually.
3.	Carpet - shampooing/steam cleaning, etc., (will be performed semi-annually).

D.           Glass

1.	Clean all perimeter windows two (2) times a year, inside and out. Wipe clean all metal during this cleaning.
2.	Clean glass entrance doors and adjacent glass panels nightly.
3.	Clean partition glass and interior glass doors daily
4.	Clean fingerprints and smudges daily, and entire glass monthly.

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E.           Day Service

1.	Check all washrooms for toilet tissue and sanitary napkins replacements.
2.	Clean all “Secure Areas” (those rooms used for storage of confidential material which cannot be opened with a Building master key) as necessary.

It is understood that no services of the character herein provided shall be performed on Saturdays, Sundays or holidays.

II.            OTHER AREAS OF THE BUILDING

A.           Entrance Lobby, and Public Areas:

1.
Sweep and wash lobby and entrance vestibule floors nightly and machine scrub floors as necessary. Wax, buff, and apply sealer or finishes as requested by Tenant, using a non-slip wax, but not less than once a week.

2.
Clean sweep public, elevator lobby, and corridor flooring nightly. Wash stone, ceramic tile, marble or terrazzo flooring once per week (machine scrub floors as necessary). Resilient flooring shall be maintained once per week. Carpeting shall be vacuumed nightly and shampooed as necessary.

3.	Wipe down all metal surfaces in the lobby, building exterior and polish as required once a month at a minimum.
4.	Dust all lobby and public corridor walls nightly and wash as required.
5.	High dust and wash all electrical and air conditioning fixtures at least once per month in elevator lobbies, corridors, and entrance lobby.
6.	Dust mail depository and clean mail chute glass throughout the building, nightly. Telephone booths shall be swept daily and the glass cleaned nightly.
7.	Clean cigarette urns, screen sand and supply sand as necessary, on a daily basis.
8.	Clean entrances and lobby doors at least once per day. On the first rental floor, clean all elevator, stairway, utility and office doors as necessary to remove dirt and finger marks.
9.	Wash all rubber mats and clean wool or nylon runners nightly as necessary if used during the day.

B.           Elevators:

1.	Clean saddles, doors, and frames of elevator lobby nightly.
2.	Clean saddles and frames on floors above lobby once per week and vacuum dirt from door tracks nightly.
3.	Clean inside surfaces of elevator cabs nightly.
4.	Clean elevator pits as needed.
5.	Wash and wax resilient floor in elevators nightly, using a non-slip wax.

NOTE:	If carpets are installed, regular carpet care shall be provided in lieu of Item 5. Shampoo elevator carpets as necessary including spares.

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C.           Public Stairwells:

1.	Check all public stairwells throughout the Building and keep in clean condition, sweep daily and mop as necessary, but at least once per week.
2.	Inspect and keep clean fire hoses, extinguishers and similar equipment and report and discrepancies to the Building Manager and enter in log book.
3.	Dust all railings, etc., weekly and high dusting quarterly.

D.          Building Service Areas:

1.	Keep locker rooms and slop sink room in a neat, orderly and clean condition at all times.
2.	Hose all ramps, loading docks, truck areas, etc., daily and scrub if necessary, or as instructed by the Building manager.
3.	Clean mechanical equipment areas, electric and telephone closets as often as necessary, or as instructed by the Building manager.
4.	Keep elevator areas in a neat, clean condition at all times. Keep wastepaper, cardboard and rubbish, etc., stored in an approved area. Clean the floors, walls and doors, etc., as necessary.
5.	Sweep and wash the flooring in the engine room, pump room, and other service areas, as required, and at the direction of the Building Manager.

E.           Exterior Cleaning:

Maintain entire building exterior, including metal work, entrance doors, building trim and exterior window frames and mullions. Clean standpipes, and sprinkler connections and hose bibs.

F.           Pest Control:

1.	The public spaces throughout the Building shall be kept under pest control treatment at least twice per month.
2.	All service shall be rendered by licensed Board of Health operators, with special emergency calls on request, at no extra charge.

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LEASE EXHIBIT H

Rules & Regulations

Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Lease.

1.
Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by any tenant for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.

2.
Plumbing fixtures and appliances shall be used only for the purpose for which designated, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Costs to repair damage resulting to any such fixtures or appliances from misuse by Tenant shall be paid by Tenant, and Landlord shall not in any case be responsible therefore.

3.
Without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, no signs, advertisements or notices shall be painted or permanently affixed on or to any windows or doors or other part of the Building visible from the exterior or any Common Areas of the Building. No part of the Building may be defaced by tenants.

4.	Landlord will provide and maintain an alphabetical directory board for all tenants near the main entrance of the Building.

5.
Landlord shall provide all locks for doors in each tenant’s leased areas, and two (2) keys to the locks on the entry door(s) in Tenant’s Premises shall be furnished by Landlord to Tenant, and Tenant shall not have any duplicate keys made. Landlord shall supply additional keys at Tenant’s expense.

Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord’s prior written consent. If, with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system;

•	Landlord, without abatement of rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto.

•	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and;

•	Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense.

6.	All tenants will refer all contractors, contractor’s representatives and installation technicians tendering any service to them to Landlord’s supervision, approval and control

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before the performance of any contractual services. This provision shall apply to all work performed in the Building, including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

7.
After initial occupancy, movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevator or stairways, or movement through the Building entrances or lobby shall be restricted to weekends and between the hours from 5:00 p.m. to 7:00 a.m. on weekdays. All such movement shall be under the supervision of Landlord and in the manner agreed between the Tenant and Landlord by prearrangement before performance. Such prearrangement initiated by a Tenant will include determination by Landlord, and subject to its decision and control, as to the method and routing of movement and as to limitations for safety or other concern which may prohibit any article, equipment or any other item from being brought into the Building.

Tenant assumes all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of any act in connection with carrying out this service for Tenant from the time of entering the Property to completion of work; and Landlord shall not be liable for acts of any persons engaged in, or any damage or loss of any said property or persons resulting from, any act in connection with such service performed for a Tenant.

8.
Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment, and if considered necessary by Landlord, to require supplementary supports at the expense of Tenant to properly distribute the weight.

9.
Tenant shall notify the building manager when safes, or other heavy equipment, are to be taken in or out of the Building, and the moving shall be done under the supervision of the building manager, after written permission from Landlord. Persons employed to move such property must be acceptable to Landlord.

10.	Corridor doors, when not in use, shall be kept closed.

11.
Tenant shall cooperate with Landlord’s employees in keeping the Premises neat and clean. Tenant shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

12.
Should Tenant require telegraphic, telephonic or other communication service, Landlord will direct the electricians where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall approve, which approval will not be unreasonably withheld. Electric current shall not be used for heating without Landlord’s prior written permission.

13.	Tenants shall not make or permit such undue noises in the Building so as to elicit complaints from any other tenant or otherwise interfere in any way with other tenants or

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persons having business with them. For purposes of this Rule, “undue noises” shall mean a sustained level of noise above and beyond a level reasonably expected from a tenant’s permitted use and such as to aggravate the sensibilities of ordinary and reasonable persons.

14.	Nothing shall be swept or thrown into the corridors, halls, elevator shaft or stairways.

15.
No machinery of any kind shall be operated by any tenant in its leased area without the prior written consent of Landlord, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance, except in connection with duplicating operations and then only in accordance with procedures approved by Landlord.

16.	No portion of any tenant’s leased area shall at any time be used or occupied as sleeping or lodging quarters.

17.
Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall, from time to time, be needful for the safety, protection, care, cleanliness, marketability and image of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed; provided however, that in the event that any of the revised rules are inconsistent with the rights granted to Tenant under the Lease, the terms of the Lease shall prevail.

18.
Landlord will not be responsible for lost or stolen personal property, money or jewelry from a Tenant’s leased area or any public areas whether or not such loss occurs when such area is locked against entry.

19.
Tenant will not tamper with or attempt to adjust temperature control thermostats in the Leased Premises unless heat or air-conditioning are sub-metered thereto. Landlord will make adjustments in thermostats on call from Tenant.

20.
Bikes, bicycles or mopeds are not to be brought into the interior of the Building. Bikes are to be kept only in the bike rack provided by Landlord. If damage is caused by a bike, bicycle, or moped brought into the Building by a tenant, its agent, employee or invitee, such tenant will be held responsible for the damage and billed for the repair.

21.	The Building is subject to the provisions of the Minnesota Clean Air Act and, accordingly, smoking is not allowed in the Building.

22.	No pets are allowed in any part of the Building.

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